Exhibit 3.280

Upped.com LLC

LIMITED LIABILITY COMPANY AGREEMENT

Dated as of August 18, 2008 (this “Agreement”)

Preliminary Statement

On August [18], 2008, the board of directors of Big Tree Recording Corporation, a Delaware corporation (the “Corporation”), and the sole stockholder of the Corporation, Atlantic Recording Corporation, a Delaware corporation (“Atlantic”), authorized the conversion of the Corporation to a limited liability company formed under the laws of the State of Delaware named Upped.com LLC (the “Company”). Simultaneously with the approval of the conversion, Atlantic approved a form of limited liability company agreement in accordance with Section 18-214(h) of the Delaware Limited Liability Company Act (the “Act”), substantially in the form of this Agreement. Immediately following the approval of the conversion and the form of this Agreement, the board of directors of Atlantic authorized the transfer of 100% of the membership interests of the Company to Warner-Elektra-Atlantic Corporation, a New York corporation (“WEA”).

Accordingly, WEA, as the sole member of the company as of the date hereof, hereby adopts the following as the “limited liability company agreement” of the Company within the meaning of the act.

1. Formation. The Company was formed on July 23, 2008 as a limited liability company pursuant to the provisions of the Act by Paul M. Robinson an authorized person, by the filing of the Certificate of Formation for the Company with the Secretary of State of the State of Delaware. The members hereby adopt, confirm and ratify said Certificate and all acts taken by Paul M. Robinson in connection therewith.

2. Name. The name of the Company is “Upped.com LLC”.

3. Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized under the Act.

4. Registered Office. The registered office of the Company in the State of Delaware is Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time, the Company may designate another registered office.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801. At any time the Company may designate another registered agent.

6. Members. The name and the address of the member of the Company are as follows:

c/o Warner-Elektra-Atlantic Corporation

75 Rockefeller Plaza

New York, New York 10019

7. Management. Management of the Company is vested exclusively in the members and the members may delegate management responsibility as deemed necessary or appropriate.

8. Dissolution. The Company shall be dissolved and its affairs shall be wound up upon the earliest to occur of: (a) a decision made at any time by the members to dissolve the Company; (b) the sale, condemnation or other disposition of all of the Company’s assets and the receipt of all consideration therefor; or (c) the bankruptcy or dissolution of the members.

9. Liquidation. Upon a dissolution pursuant to Section 8, the Company business and Company assets shall be liquidated in an orderly manner. The members shall be the liquidators to wind up the affairs of the Company pursuant to this Agreement. In performing their duties, the liquidators are authorized to sell, distribute, exchange or otherwise dispose of Company assets in accordance with the Act in any reasonable manner that the liquidators shall determine to be in the best interests of the members.

10. Percentage Interests. Warner-Elektra-Atlantic Corporation, a New York corporation, owns 100% of the membership interests of the Company as of the date hereof.

11. Additional Contributions. The members shall have no obligation to make any capital contribution to the Company, but may agree to do so from time to time.

12. Distributions. Distributions shall be made to the members at the times and in the aggregate amounts determined by the members.

13. Admission of Additional or Substitute Members. No substitute or additional member shall be admitted to the Company without the written approval of the members, acting in their sole discretion.

14. Liability of Members and Officers. No member, member designee, or officer (each, an “Indemnified Person”) shall have any liability for the obligations or liabilities of the Company, except to the extent, if any, expressly provided in the Act.

15. Exculpation and Indemnification of Indemnified Persons. (a) No Indemnified Person shall be personally liable for any breach of duty in such person’s capacity as a member, member designee or officer of the Company; provided, however, that the foregoing shall not eliminate or limit the liability of any Indemnified Person if a judgment or other final adjudication adverse to the Indemnified Person establishes (i) that the Indemnified Person’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or (ii) that the Indemnified Person in fact personally gained a financial profit or other advantage to which the Indemnified Person was not legally entitled or (iii) that, with respect to a distribution subject to Section 18-607(a) of the Act, the acts of the Indemnified Person were not performed in accordance with Section 18-402 of the Act.

(b)	The Company shall, to the fullest extent permitted by the Act, indemnify and hold harmless, and advance expenses to, any Indemnified Person against any losses, claims, damages or liabilities to which the Indemnified Person may become subject in connection with this Agreement or the Company’s business or affairs.

(c)	Notwithstanding anything else contained in this Agreement, the indemnity obligations of the Company under paragraph (b) above shall:

(i)	be in addition to any liability that the Company may otherwise have;

(ii)	extend upon the same terms and conditions to the directors, committee members, officers, partners, members and employees of the Indemnified Persons;

(iii)	inure to the benefit of the successors, assigns, heirs and personal representatives of the Indemnified Person and any such persons; and

(iv)	be limited to the assets of the Company.

(d)	This Section 15 shall survive any termination of this Agreement and the dissolution of the Company.

16. Amendments. This Agreement may be amended only by written instrument executed by the members.

17. Benefits of Agreement. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of any member.

18. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

19. Headings. The titles of Sections of this Agreement are for convenience only and shall not be interpreted to limit or amplify the provisions of this Agreement.

20. Severability. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first above written.

Warner-Elektra-Atlantic Corporation

By:	/s/ Paul M. Robinson
Name:	Paul M. Robinson
Title:	Vice President and Secretary

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